UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2016

Rhino Resource Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-34892	27-2377517
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
(Address of principal executive office) (Zip Code)

(859) 389-6500

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On September 30, 2016, Rhino Resource Partners LP (the “Partnership”) entered into an equity exchange agreement (the “Agreement”) with Royal Energy Resources, Inc. (“Royal”), Rhino Resource Partners Holdings, LLC (“Rhino Holdings”), an entity wholly-owned by certain investment partnerships managed by Yorktown Partners LLC (“Yorktown”), and Rhino GP LLC (“Rhino GP”), the general partner of the Partnership.

Investment partnerships managed by Yorktown own substantially all of the outstanding common stock of Armstrong Energy, Inc. (“Armstrong Energy”), a coal producing company with mines located in the Illinois Basin in western Kentucky. The Agreement contemplates that prior to the closing of the transactions contemplated by the Agreement (the “Closing”), Yorktown will contribute its shares of common stock of Armstrong Energy to Rhino Holdings. At the Closing, Rhino Holdings will contribute those shares to the Partnership in exchange for 10 million newly issued common units of the Partnership. The Agreement also contemplates that Rhino GP, currently owned and controlled by Royal, will transfer a 50% ownership of Rhino GP to Rhino Holdings in connection with the issuance of the common units of the Partnership for the common stock of Armstrong Energy.

The Closing is conditioned upon (i) the current bondholders of Armstrong Energy agreeing to restructure their bonds and (ii) the Partnership refinancing its current revolving credit agreement with funds from an equity investment into the Partnership to be arranged by Rhino Holdings. The Agreement is also subject to other standard closing conditions and required approvals.

The Agreement contains customary covenants, representations and warranties and indemnification obligations for breaches of, or the inaccuracy of representations or warranties or breaches of covenants contained in, the Agreement and associated agreements. The Partnership has also agreed to enter into a Registration Rights Agreement with Rhino Holdings that provides Rhino Holdings with the right to demand two shelf registration statements and registration statements on Form S-1, as well as piggyback registration rights.

The Agreement may be terminated by the mutual written consent of the Partnership and Rhino Holdings or by either the Partnership or Holdings if: (i) the Closing has not occurred on or before December 31, 2016 (unless the Closing is as a result of such terminating party’s inability or failure to satisfy the conditions to the Closing or if the non-terminating party has filed an action seeking specific performance); (ii) a law or order issued by a governmental authority prevents the Closing from occurring (unless such law or order resulted from such party’s failure to perform its obligations under the Agreement); (iii) the board of directors of Rhino GP fails to approve the transactions or transaction documents contemplated by the Agreement; or (iv) the lenders of the Partnership’s credit facility fail to approve the transactions and transaction documents contemplated by the Agreement.

The parties anticipate the Agreement will be consummated on or before December 31, 2016.

Item 5.01 Changes in Control of Registrant

Rhino GP manages the operations and activities of the Partnership as its general partner, and the Partnership is managed and operated by the board of directors and executive officers of Rhino GP. The board of directors of Rhino GP is appointed by Royal, as its current sole member. The Agreement provides that Royal will transfer a 50% membership interest of Rhino GP to Rhino Holdings. As a result, if the transactions contemplated by the Agreement are consummated, Rhino Holdings and Royal will each have a 50% membership interest in Rhino GP.

Item 7.01 Regulation FD Disclosure

On September 30, 2016, the Partnership issued a press release announcing execution of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in this report, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a)	None.

(b)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Rhino Resource Partners LP, dated September 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	/s/ Rhino GP LLC,
Its General Partner

Dated: October 5, 2016	By:	/s/ Whitney C. Kegley
	Name:	Whitney C. Kegley
	Title:	Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Rhino Resource Partners LP, dated September 30, 2016